THE BEARD COMPANY	Exhibit 99.1
Harvey Parkway 301 N.W. 63rd Street, Suite 400 Oklahoma City, Oklahoma 73116

For Immediate Release

THE BEARD COMPANY
PROVIDES OPERATIONAL UPDATE

OKLAHOMA CITY, Oklahoma -- February 24, 2010 -- The Beard Company (OTCBB: BRCO) (“Beard” or “the Company”) today provided investors with the following operational update regarding its principal business segments.

Dilworth Field.  A significant amount of progress has been made on the development of the Dilworth Field in Kay County, Oklahoma.  Approximately 95% of the field infrastructure is now in place, and the Company launched the first stage of its secondary recovery project in late December 2009 when it began injecting water into the Arbuckle Formation.  However, snow and other inclement weather conditions delayed by at least two months the Company’s efforts to complete the development phase and commence the production phase of the project.

The project is currently phasing into operations mode.  Seven (7) production wells have been fitted with submersible pumps ranging from approximately 400 horsepower (hp) to 1,440 hp.  Four (4) of these seven production wells are currently operating, with a total fluid recovery rate of approximately ninety-five thousand (95,000) barrels per day.  Current oil production ranges from approximately 220 barrels to 300 barrels per day.

To date, the Johns #20-1 salt water disposal well (SWDW) has been very limited in its disposal capacity, which has delayed bringing all wells to fully operational status.  Project partners recently determined to remedy this problem by employing surface disposal pumps, which will maximize disposal capacity and allow all production wells to begin operating.  Once the pumps are installed, we estimate that total fluid production will increase to approximately one-hundred eighty-five thousand (185,000) barrels per day and will allow oil production to be determined by reservoir mechanics.  Beard Oil anticipates that oil production should increase to approximately 600 barrels per day after the pumps are installed and the reservoir has time to respond.   Beard Oil anticipates that the surface pump system will be available for deployment within the next three to four weeks.

A development that will greatly simplify the operating and reporting structure for the Company’s investment in the Field resulted from the dissolution of Beard Dilworth, LLC (which previously held Beard’s ownership in the Field) effective December 31, 2009.  As a result of the dissolution, Beard will no longer report the financial results of its ownership in the Field as “equity in operations of unconsolidated affiliates”, as was required throughout the year 2009.  Beginning in 2010, operating results from Beard’s 10% working interest ownership before payout (10% BPO) and its 14% working interest ownership after payout (14% APO) will be reflected directly in the Company’s income statement as “consolidated earnings (losses)”. The change did not affect Beard’s ownership or bottom line results but will, management believes, allow shareholders and other investors to more effectively evaluate future revenues, production and profitability from the Field.

Geohedral LLC.  A number of developments that have occurred within Geohedral during the past several weeks are reviewed below.

Reorganization. In November 2009, Scott Brown and Donald L. Dillingham (both of whom are Beard Directors) were elected to the Board of Managers of Geohedral.  On February 12, 2010, the Geohedral Board appointed Geohedral Board Members Joe Brennan (Committee Chairman), Scott Brown and Don Dillingham as a three-person Executive Committee. The Executive Committee will report directly to Geohedral’s Board of Managers and will be responsible for the following Geohedral functions:

►Operations

►Funding Requirements

►Marketing and Sales

►Communications

The Executive Committee’s primary role will involve the execution of Geohedral’s strategic initiatives and the development of appropriate tactics, as determined by the Board of Managers.  Marc Messner, Vice President of The Beard Company, has assumed responsibility for the day-to-day operations of Geohedral as Vice President of Operations.  The Executive Committee will provide the necessary support to assist Marc in his efforts on behalf of the company.  Geohedral’s Board believes this new structure will result in greater operational efficiencies and more effective communications.  Dr. P. Jan Cannon and Bill Beard, two of Geohedral’s original founders, will continue to serve on Geohedral’s Board, which has expressed its appreciation for their efforts to date and their continued service on the Board.

Tanis Mesa Assay Results. During the past several weeks, Geohedral has been working with an Alaska-based geological consulting company to verify the original assay results received from the lab that initially performed the Tanis Mesa assays.  The consulting firm submitted additional samples to the lab for further testing.  The results of these tests were not consistent with expectations.  Geohedral is now formulating a revised strategy relative to the Tanis Mesa property.  Industry standards dictate that it reconfigure its approach in order to attract commercial interest from prospective strategic/financial partners or potential purchasers of the property.

Chain-of-Custody. In 2009, a total of 252 samples of the Tanis Mesa alluvial material were collected under chain-of-custody for assay.  Each sample consisted of approximately two pounds of total material.  Approximately 25-30 grams of each of the samples that were sent to the lab currently remain under chain-of-custody.  The remaining material not submitted to the lab, which is currently in Geohedral’s care, custody and control, is no longer considered to be held under chain-of-custody in accordance with industry standards but is valuable for internal audit purposes.

Plans Going Forward.

•
Tanis Mesa - Geohedral will initiate its own testing process in concert with the lab that it has been using and another independent laboratory.   The company’s goal is to determine the contributing factors that provided the inconsistent test results received from the lab Geohedral has been using versus other laboratories.  With the support of its Board, Geohedral will seek to identify one or more laboratories that represent the best candidates for this testing process.  At the same time, Geohedral will continue to consult with industry experts regarding the best practices approach for Tanis Mesa.

•
Black Sands – Geohedral is in the process of submitting samples to a lab in Seattle, Washington for testing.  Last year, some preliminary favorable results were received regarding the mineral content of samples delivered to such lab for assays.  With the submission of these new samples, Geohedral believes it can identify the mineral grade and content of the Black Sands for potential further development.

The goal of Geohedral is to find a partner in either the exploration or mining industry that can assist in the commercial development of these two properties.  Geohedral is not currently a mining company.  It is an exploration company that plans to sustain its efforts to develop data in support of the mineral content of the Tanis Mesa and Black Sands areas.  Geohedral believes that its efforts to develop data should enhance its ability to create industry interest in these properties, raise capital and attract an appropriate partner.

Coal Segment.  The Company’s wholly-owned subsidiary, Beard Technologies, Inc. (“BTI”), has advised that one of the country’s largest commercial banks has advanced the funds to construct a new coal fines recovery plant at the Alden Project in south central Kentucky.  The pathway for fund distribution is currently being established, and BTI is actively working to finalize its agreement with Alden Energy LLC.   Details of the project and its anticipated economics will be reported once the agreement has been executed.  BTI has been advised that funding should become available in March 2010 and that funding distribution will be set in place shortly thereafter.

BTI currently has a number of other projects under development.  Additional details will be reported as contracts are signed.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, all involving natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value.  The Company is involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to secure capital to fund current operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or the Oil & Gas Segment’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business.  By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com